                                                                  Exhibit 10.7


      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Association Agreement, dated February 15, 1996, among Tevecap S.A., TVA Sistema de Televisao S.A., TVA Brasil Radioenlaces Ltda., Leonardo Petrelli Neto, TV Delta de Curitiba Ltda., TV Cabo Servicos Santa Catarina Ltda., TV Cabo Servicos Parana Ltda. and TVA Curitiba Servicos em Telecomunicacoes Ltda.


                                          By: /s/DOUGLAS DURAN
                                              ---------------------------
                                              DOUGLAS DURAN
                                              Attorney-in-fact

Date:  February 21, 1997

                                    TVA SUL

                             ASSOCIATION AGREEMENT

This Agreement is entered into by and between the parties, on one side

TEVECAP S.A. a company with its head office in the City of Sao Paulo, Capital of the State of Sao Paulo, at Rua do Rocio 313, enrolled with the Taxpayers' List under CGC/MF nr. 57.574.170/0001-05, registered with the Sao Paulo Board of Trade under NIRE 35300139623, herein represented by its Directors Jose Augusto
P. Moreira, a Brazilian citizen, married, economist, resident and domiciled in the city of Barueri, state of Sao Paulo, at Alameda Argentina 606, bearer of identity card RG nr. 2.944.700 and enrolled with the Individual Taxpayers' List under CPF/MF nr. 128.701.967-68 and Claudio Cesar D'Emilio, a Brazilian citizen, married, business administrator, resident and domiciled in the city of Sao Paulo, capital of the State of Sao Paulo bearer of Identity Card RG nr.
4.493.895 and enrolled with the Individual Taxpayers' List under CPF/MF nr. 273.258.818-00, hereinafter called TEVECAP.

TVA SISTEMA DE TELEVISAO S.A. a company with its head office in the City of Sao Paulo, Capital of the State of Sao Paulo, at Rua do Rocio 313, 5(degree) 6(degree) 10(degree) e 11(degree) andares, enrolled with the Taxpayers' List under CGC/MF nr.71.613.400/0001-10, and registered with the Sao Paulo Board of Trade under NIRE 35300136187 herein represented by its Directors Robert Civita, a Brazilian citizen, married, editor, resident and domiciled in the City of Sao Paulo, Capital of the state of Sao Paulo, bearer of Identity Card RG nr.
1.666.785 and enrolled with the Individual Taxpayers' List under CPF/MF nr. 006.890.178-04 and Jose Augusto P. Moreira herein above qualified, hereinafter called TVA SISTEMA,

TVA BRASIL RADIOENLACES LTDA., a company with its head office in the City of Sao Paulo, Capital of the State of Sao Paulo at Rua do Rocio 313, conjs. 101 and 111 Parte e Garagem - Parte, enrolled with the Taxpayers' List under CGC/MF nr. 58-884.4954/0001-49 and registered with the Sao Paulo Board of trade under NIRE 35208317812 herein represented by its attorneys-in-fact Jose Augusto P. Moreira and Claudio Cesar D'Emilio, herein above qualified, hereinafter called TVA BRASIL, sometimes jointly called TVA, and, on the other side,

LEONARDO PETRELLI NETO, a Brazilian citizen, married, telecommunication's expert, resident and domiciled in the City of Curitiba, Capital of the State of Parana, at Rua Clovis Bevilaqua 420, apto 701, Cabral, Curitiba/PR bearer of Identity Card RG nr. 736.678-7 and enrolled with the Individual Taxpayers' List under CPF/MF nr. 401.596.049-15, hereinafter called PETRELLI;

TV DELTA DE CURITIBA LTDA., a company with its head office in the City of CURITIBA, Capital of the State of Parana, at Rua Marta Kateiva de Oliveira 49, enrolled with the Taxpayers' List under CGC/MF nr. 81.731.424/0001-28, with its articles of association registered with the Parana Board of Trade under NIRE 4120227369-9 on

January 24, 1990, herein represented pursuant to its Articles of Association by its director Leonardo Petrelli Neto, herein above qualified, hereinafter called TV DELTA;

TV CABO SERVICOS SANTA CATARINA LTDA., a company with its head office in the City of Florianopolis, State of Santa Catarina, at Rua Mauro Ramos 152, enrolled with the Taxpayers' List under CGC/MF nr. 00.502.313/0001-48 and its articles of association registered with the Santa Catarina Board of Trade, herein represented pursuant to its Articles of Association by its Directors: Leonardo Petrelli Neto, herein above qualified and Marco Correa Petrelli, a Brazilian citizen, married, business administrator, resident and domiciled in the City of Florianopolis, State of Santa Catarina, at Av. Rubens de Arruda Ramos 556 apto 1101, Centro, bearer of Identity Card RG nr. 769.475-0-PR and enrolled with the Individual Taxpayers' List under CPF/MF nr. 510.811.489-34; represented by its attorney-in-fact herein above qualified, hereinafter called TV CABO SANTA CATARINA;

jointly called GRUPO PETRELLI;

further having as INTERVENING PARTIES:

TV CABO SERVICOS PARANA LTDA., a company with its head office in the City of Curitiba, Capital of the State of Parana, at Rua Marta Kateiva de Oliveira 49, enrolled with the Taxpayers' List under CGC/MF nr. 00.502.314/0001-02, with its articles of association registered under NIRE 42201954065, herein represented pursuant to its Articles of Association by its attorney-in-fact Douglas Duran, a Brazilian citizen, married, business administrator, resident and domiciled at Alameda das Rosas 444, Alphaville IV, Barueri, state of Sao Paulo, bearer of Identify Card RG nr. 6.702.950 and enrolled with Individual Taxpayers' List under CPF/MF nr. 541.326.068-78, and Leonardo Petrelli Neto, herein above qualified, hereinafter called TV CABO PARANA;

TVA CURITIBA SERVICOS EM TELECOMUNICACOES LTDA., a company with its head office in the City of Curitiba, Capital of the State of Parana, at Rua Marta Kateiva de Oliveira 49, enrolled with the Taxpayers' List under CGC/MF nr. 84.938.786/001-82, and registered with the Parana Board of Trade under NIRE nr. 41202681240 herein represented pursuant to its Articles of Association by its managing partners Douglas Duran and Leonardo Petrelli Neto, as qualifies above, hereinafter called TVA CURITIBA;

jointly called INTERVENING PARTIES;

NOW, THEREFORE in consideration of the foregoing premises the parties resolved to enter into this "Agreement for Association" that shall be governed by the following clauses and conditions:

1. The BUSINESS. The Parties, which are already jointly engaged in the exploitation of paid TV systems via MMDS, UHF and Cable TV, in Curitiba, state of Parana, herein called BUSINESS, agree as follows:

(i) to expand the scope of the BUSINESS, adding to such Business the Cable

TV operations in the cities of Blumenau and Florianopolis, owned by TV CABO SERVICOS SANTA CATARINA LTDA, state of Santa Catarina;

(ii) to restructure, consolidate and simplify the operations of the involved companies, and consolidate the assets In all of the operations regarding the BUSINESS in the city of Curitiba;

(iii) to implement the corporate restructuring of the companies, pursuant to the annexed Corporate Structure, that shall be an integral part of this Agreement (EXHIBIT I).

1.1 PETRELLI shall make efforts to discover new market opportunities related to the BUSINESS in the Southern region of the country, and the Parties hereby undertake to operate, jointly, under the terms and conditions to be agreed upon, including, within this plan, the projects involving the acquisition of T. SAGATTI ROGER & CIA LTDA and of TCC TV A CABO LTDA., which, if implemented, shall be incorporated into the BUSINESS.

1.2 The operators resulting from such restructuring shall have, pursuant to terms and conditions to be agreed upon, preference to market Band C or Band Ku DTH services exploited by TVA within its operation area, by mutual accord, in due compliance with possible agreements and commitments duly entered into by TVA with third parties up to the present date.

2. BUSINESS EVALUATION. For purposes of implementing the annexed Corporate Structure, the parties carried out studies and surveys that they deemed necessary and concluded that the evaluation of the TVA SUL BUSINESS as a whole settles the percentages of the shareholding interest of each one of the Parties in the enterprise resulting from such corporate restructure, pursuant to EXHIBIT I which shall become an integral part of this Contract.

2.1 The adjustment regarding the BUSINESS evaluation and the definition of the percentage of the interest took into account PETRELLI's debt corresponding to his interest in TVA CURITIBA resulting from a loan payable to TVA SISTEMA included in the spreadsheet (EXHIBIT II), and such debt shall be settled upon the effective implementation of the corporate restructuring provided for in this contract; this shall also happens in regard to TVA CURITIBA's outstanding debt to TVA Sistema, the value thereof being established in EXHIBIT II, and having September 15, 1995 as a base date. In regard to TVA Sistema's current debt to Leonardo Petrelli Neto, described in the spreadsheet (EXHIBIT III), one hundred and sixty thousand Reais (R$160,000,00) shall be paid upon the execution of this Agreement and the balance thereof shall be used in the implementation of the corporate restructuring. As from the base date, September 15, 1995, all of the effects, rights and obligations, as well as further assets variations shall be governed by the provisions of item 6.1 and other principles, terms and conditions provided for in this Contract.

2.1.1 The debts referred to in item 2.1 above, provided for in ANNEXES II and III respectively, shall be considered by the creditors as totally settled as the corporate restructuring provided for in this Agreement is implemented, or, according to amendments agreed upon by the Parties, and the Parties shall endeavor their best efforts to avoid any taxes thereon; however, the parties hereby acknowledge such debts.

2.2 The company called "TVA PARANA" according to the annexed Corporate Structure shall incorporate the assets, operations, services and licenses regarding the BUSINESS, in the state of Curitiba, including the whole consolidated assets corresponding to TVA SISTEMA branch in said city, the subscribers base in Curitiba and TVA CURITIBA and TV CABO PARANA respective assets.

2.3 It is hereby agreed upon that as from the date of this Contract, all of TVA SUL subscribers base shall be totally and immediately incorporated to the assets of this company or to the assets of any of the operators, individually. Such transfer shall be carried out without any charge to the assignees.

2.4 Hence, it is agreed upon that every and all of the assets integrating the TVA CURITIBA operations, and the branch of the TVA SISTEMA in Curitiba shall be transferred to TVA SUL assets, pursuant to the Report that integrates EXHIBIT IV.

3. LICENSES FOR TELECOMMUNICATIONS SERVICES. TVA BRASIL, TV DELTA, TV CABO PARANA, TV CABO SANTA CATARINA are holders of certain authorizations ("Licenses") for the Servico de Distribuicao de Sinais de Televisao por Meios Fisicos - DISTV (Distribution of Television Signals by Physical Means Service) which is being converted for the concession of Cable TV services; for TVA-UHF service concessions; for the permission of MMDS Service, pursuant to the table included in EXHIBIT V - LICENSES, that shall become part of this Contract.

3.1 LICENSE TRANSFER. Licenses for the exploitation of Cable TV Services, of TVA Service - UHF and MMDS Service for the region of Curitiba, included in EXHIBIT V, shall be transferred to TVA PARANA, pursuant to the provisions contemplated in the regulations applicable to each service modality.

3.2 Licenses for Cable TV in the cities of Florianopolis and Blumenau shall be directly transferred upon the assignment of the majority of the capital to TVA SUL, pursuant to the regulation applicable to such service.

3.3 The Parties undertake to obtain previous governmental authorization for the transfer of licenses and subsequent registration of amendments to the Articles of Association with the Board of Trade.

3.4 While waiting for the final formalization for the direct or indirect transfer of the licenses included in EXHIBIT V, the Parties hereby undertake:

(i) to cause the licensed companies to carry out only such activities and operations that are essential to maintain and keep the Licenses;

(ii) to keep such licenses related to joint operations, pursuant to this Contract, upon Operational Contacts and, basically, to comply with the agreed upon interests and the computation of results, taking into consideration consolidation of assets, operations and services resulting from the adjusted corporate structure;

(iii) to make the current business feasible by other means that are deemed necessary to its development and the execution of the purposes provided for in this Contract;

(iv) to make their best efforts to obtain governmental approval that is deemed necessary for such license transfer so that they remain, directly or indirectly, under TVA SUL's ownership.

3.5 The implementation of the act resulting from this Agreement shall take into consideration the previous authorization by the Ministry whenever they imply the direct or indirect transfer of the licenses.

3.6 Each Party is responsible to the other for the regularization of the status regarding the license-related proceedings with the Ministry of Communications, and further undertakes to comply with, with due diligence, any conditions that may be required by the Public Power.

3.7 The assignment of the required quotas pursuant to this Agreement on behalf of TEVECAP S.A. shall be made to TEVECAP S.A. or to the person appointed by said company.

4. PREVIOUS ASSIGNMENTS AND TRANSFERS - Petrelli is responsible for all of the acts related to the assignment of quotas and/or respective transfer of the concessions owned by TV Delta de Curitiba and TV Cabo Servicos de Santa Catarina Ltda.

5. OPERATIONAL CONTRACTS - The parties irrevocably undertake to implement and cause to be complied with, as of the present date, all of the business, technical and operational conditions, upon operational agreements that reflect the same results targeted hereby, while the corporate restructuring and the license transfers provided for in this Agreement are not carried out.

6. ORGANIZATION OF TVA SUL, SHAREHOLDING INTEREST AND SHAREHOLDERS' AGREEMENT - Under the proposed corporate restructuring, it is agreed upon that the company to be called TVA SUL TELECOMUNICACOES S.A ("Holding") shall be organized and the Parties thereto shall comply with the Articles of Association, as appropriate, and the provisions of the present Contract, that shall be ratified by TVA SUL as Shareholder's Agreement.

6.1 Pursuant to the Corporate Structure resulting from this Contract, it is hereby agreed that the TVA SUL capital stock shall be divided among the parties as follows: (i) TEVECAP: eighty seven per cent (87%); and (ii) PETRELLI: thirteen per cent (13%).

6.2 In the event that the purposes and results to be agreed upon by the parties are reached by PETRELLI within sixty days as of the present date in regard to Petrelli's performance in the management of the BUSINESS, then TEVECAP shall transfer to Petrelli, without any charges whatsoever - and within sixty days
(60) as of PETRELLI's notice in this regard, evidencing that said purposes and results were reached - more two percent (2%) of the total voting stock of TVA SUL, and it is assured that, in the event of the admission of new members they shall agree with the provisions herein established and renounce to the right of first refusal as regards the interest herein provided for.

6.3 The Parties agree to adjust the condition for the admission of a new member and admit that, in this particular case, they shall have their respective shareholding interests diluted accordingly.

6.4 Notwithstanding the provisions of item 6.3 above, the Parties agree that, in the event that the minority shareholder's interest is reduced to a level below eight per cent of the capital stock, the qualified quorum provided for in item
6.5.4 below shall not be required and PETRELLI shall have the option to sell to TEVECAP and TEVECAP shall have the obligation to purchase, the whole of its interest by the market value calculated at such time, according to the evaluation criterion defined in clause 6.5.1.1.

6.5. This Agreement shall be filed in TVA SUL's head office after being duly established and registered as SHAREHOLDERS' AGREEMENT in regard to the way the members shall exercise their respective voting rights related to the company's management and the reciprocal right of first refusal applicable to the disposal of stocks or the rights inherent thereto and all of the other issues concerning the Parties' relationship that were deemed appropriate and hereby establishing the following provisions that essentially shall be complied with by such shareholders' agreement, as follows:

6.5.1. In the event of the search for new members to integrate the BUSINESS, TEVECAP undertakes to increase the value of TVA SUL under the concept of "future market value" and the dilution of shareholding interests shall be admitted accordingly.

6.5.1.1. Future market value means the projection for the company's growth, estimated by the cash flow and projected for ten years as from the present date, upon the adoption of premises to be agreed upon, calculated at the present value and adjusted according to a discount rate that shall also be agreed upon by the parties at the time of such appraisal.

6.5.2 Without prejudice in regard to the provisions of item 6.5.1 above, the Parties agree that they shall define, in common accord, the value, in legal tender, the volume, the prices and other conditions for announcing in the media such issues of the interest of the companies of GRUPO PETRELLI, and the result thereof may be used, on the prices that may be agreed, and upon approval by Tevecap Board, by PETRELLI for purposes of capital increase and/or amortization of his debt with Grupo Abril.

6.5.3. The Parties shall undertake to distribute the maximum profits as possible after the deduction of legal portions, amortization of debts and capital needs for fixed assets.

6.5.4. As long as the minority shareholder PETRELLI holds at least eight per cent of the voting capital, it shall have vetoing power in regard to the resolutions concerning the following issues:

(i) any decision in regard to merger, split-up, incorporation dissolution or liquidation of the company;

(ii) purchase, sale, disposal of, encumbrance or lien upon the company's real estate in an amount higher than fifty thousand Reais (R$50,000.00);

(iii) acquisition, as well as disposal of, for any purposes whatsoever, or the constitution of real estate security of the company's fixed assets or inventory, whose value amounts to more than, in each case, fifty thousand Reais (R$50,000.00);

(iv) disposal of any industrial property rights and/or transference and/or license to use the trade-marks and/or patents, either registered or not, owned by the company;

(v) execution of security, pledge or real estate security agreements to be granted by the company;

(vi) approval of annual programs and budgets in regard to operation, investments and financing, as well as the approval of the balance sheet and the statement of profit and loss;

(vii) approval of dividends out of the net income, whose value amounts to more than 25% of said net income, for each fiscal year; and the approval for the capitalization of profits and/or reserves amounting to more than the ones established by the Annual Budgets;

(viii) any and all amendments to the Articles of Association;

6.5.5. In the event of controversies in regard to the above mentioned relevant issues subject to a qualified quorum, the parties hereby agree to resolve such controversies between them by binding arbitration in compliance with an arbitration clause and they hereby expressly waive any solution via judicial proceedings.

6.5.5.1 The party requiring the arbitration panel shall explain the controversial issue, in full detail, and the quotaholders hereby agree to appoint COOPERS AND LYBRAND, an audit company with its head office in the city of Sao Paulo, state of Sao Paulo, enrolled with the Taxpayers' List under CGC Nr. 44.038.248/0001-17 as arbitrator and PRICE WATERHOUSE, a company with its head office in the city of Sao Paulo, state of Sao Paulo, enrolled with Taxpayers' List under CGC Nr. 61.562.112/0001-20 as Substitute, who shall present, upon individual or joint request by the quotaholders, an arbitral award, within fifteen days, resolving on the necessity, convenience, opportunity and justification of the intended deliberation.

(i) the arbitrage award shall be rendered by the arbitrator as a sole and final decision, and said arbitrator shall have the power to pronounce decision in equity, which shall be fully binding on and accepted by the partners as final and enforced without possibility of appeal to The Judiciary, providing for specific enforcement, according to
Article 641 of the Civil Procedure Code.

(ii) In the event one of the quotaholders files a suit against the other without duly complying with the arbitration clause herein provided for, it shall be required to pay a pre established contractual penalty corresponding to 10% of the value of its participation in the capital stock to the other party.

(iii) the Company shall undertake to pay the arbitration fees and expenses.

7. MANAGEMENT. The company resulting from this Association Agreement shall be managed by a Board of Offices which shall be formed by three members. TEVECAP shall appoint two members to hold two of such positions whereas PETRELLI shall hold the remaining position.

7.1. The Companies shall be jointly represented by two directors, actively or passively, who shall have the power to represent the company in any acts or contracts or in any other disposal or pledge of the company's assets, assumption or release from obligations and appointment of attorneys-in-fact. Whenever such acts, per se, result in an amount higher than twenty eight thousand Reais (R$28,000.00), to be monetarily adjusted, as of this date, by the IGPM/FGV monthly variation, one of the signatures of the pertinent document shall necessarily be the one of the director appointed by the minority shareholder PETRELLI.

8. RESPONSIBILITY FOR PREVIOUS DEBTS. Each party shall be liable before the other for any debts incurred by the respective controlled companies before the present agreement was entered into.

8.1. TVA SISTEMA is hereby liable for previous obligations resulting from the transfer of the net assets of the Curitiba branch to TVA PARANA.

8.2 GRUPO PETRELLI is hereby liable for any debts and contingencies of its subsidiaries involved in the present association, either existing or that may be payable in regard to facts that occurred up to the date in which TEVECAP was admitted to the respective company.

9. ASSIGNMENT AND TRANSFER OF QUOTAS. The assignment or transfer by any quotaholder of its quotas or shares of the capital stock to third parties, in whole or in part, shall not be permitted without the selling quotaholder sending a 30 day's written notice to the other quotaholders, who, for the same price and conditions, shall have the right of first refusal for the acquisition thereof.

9.1 Assignment shall be preceded by a notice containing a written proposal of acquisition, in good faith, by a third party, so that the other party shall have thirty (30) days as of the receipt of the notice to buy the quotas;

9.2. In the event the preference is not exercised, then the selling party shall have the right to assign or transfer to third parties, free of charges, its quotas of the capital stock within ten (10) days and under the same conditions provided for in the notice. Any assignments and transfers that do not comply with the term herein established or with the provisions of the initial proposal his clause shall be considered null and void.

9.3. Each party may assign or transfer, in whole or in part and without any charges, its quotas of the capital stock to:

(i) a company in which it holds 50% or more of the capital stock;

(ii) a company or individual that directly or indirectly holds 50% of such party's capital;

(iii) a company whose 50% or more of the capital stock is directly or indirectly held by the company that owns more than 50% of the capital stock of said party.

10. STATEMENTS AND GUARANTEES. The parties herein mutually state and attest that:

(i) the stocks or quotas held in the respective companies are free and unencumbered of any liens, restriction or claims;

(ii) their situation before the Ministry of Communications as regards compliance with the legislation and inspection of telecommunications system is under regular conditions;

(iii) all of the fixed assets used by the companies are owned by it and are free and unencumbered of any liens or pledges of any nature whatsoever;

(iv) no administrative or judicial process exists involving TVA CURITIBA, TVA CABO SANTA CATARINA, TV DELTA and TV CABO PARANA;

(v) the licenses and approvals for the exercise of their activities are regularly in force;

(vi) the undersigned companies to this agreement do not participate in any other companies, except for the ones included in EXHIBIT I, nor have entered into any participation contracts with third parties which are related to the object of this agreement;

(vii) PETRELLI does not have any contracts with third parties, except for the ones required to carry out its ordinary course of business;

11. NON COMPETITION. The Parties herein mutually undertake and agree not to engage, directly or indirectly, in any other business related to paid TV via UHF, MMDS transmission or Cable TV in the regions supplied by the operating companies, except for previous written agreement by the other party.

12. PROGRAM. GRUPO PETRELLI and the operating companies shall have preference rights in the acquisition of signals and programs to be distributed to the maximum number of tradable channels. Except as otherwise authorized by TEVECAP, GRUPO PETRELLI and the INTERVENING PARTIES shall not distribute signals and programs pertaining to TVA's competitors. The operating companies shall be given preference rights, in the region and the transmission systems in which they operate, to acquire any of the new programs to be marketed by TVA.

13. TAX PLANNING. The Parties shall draw up a tax planning study with the purpose of, among other, prevent, as much as possible, the practice of taxable operations among the companies involved in this association.

14. DURATION. This agreement shall be in force for an initial period of ten (10) years, or for the same term as determined for the licenses of telecommunications services, the one that is longer, and henceforth, for equal successive periods.

15. Default in the obligations resulting from this agreement, in due compliance with the provisions of item 6.5.5, shall cause the specific obligation of making statements by their will, without prejudice to the reimbursement of damages.

16. This agreement is irrevocable and shall be binding upon and inure to the benefit of the Parties, their heirs and successors.

17. JURISDICTION. Disputes arising out of this Agreement shall be submitted to the Courts of the City of Sao Paulo, state of Sao Paulo, whose exclusive jurisdiction the parties hereby accept.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed in five
(5) counterparts of equal tenor and form, before two (2) witnesses.

                                                   Sao Paulo February 15, 1996

TEVECAP S.A.
(signed): Jose Augusto P. Moreira
(signed): Claudio Cesar D'Emilio

TVA SISTEMA DE TELEVISAO S.A
(signed): Robert Civita
(signed): Jose Augusto P. Moreira

TVA BRASIL RAIOENLACES LTDA
(signed): Jose Augusto P. Moreira
(signed): Claudio Cesar D'Emilio

LEONARDO PETRELLI NETO
(signed): Leonardo Petrelli Neto

TV DELTA DE CURITIBA LTDA
(signed): Leonardo Petrelli Neto

TVA CABO SERVICOS SANTA CATARINA LTDA
(signed): Leonardo Petrelli Neto
(signed): Marcelo Correa Petrelli, by proxy, Leonardo Petrelli

TV CABO SERVICOS PARANA LTDA
(signed): Douglas Duran
(signed): Leonardo Petrelli Neto

TV CURITIBA SERVICOS EM TELECOMUNICACOES LTDA
(signed): Douglas Duran
(signed): Leonardo Petrelli Neto